Exhibit 99.1

ADT Inc. 1501 Yamato Road Boca Raton, FL 33431 561.322.7235 www.adt.com

ADT REPORTS SECOND QUARTER 2018 RESULTS

Year-over-year improvement in Total Revenue, Net Loss, Adjusted EBITDA, and cash flow generation
Improved customer retention, subscriber acquisition cost efficiency, and 2018 financial outlook

SECOND QUARTER 2018 HIGHLIGHTS COMPARED TO PRIOR YEAR(1)

•	Total revenue of $1.13 billion, up 6%

•	Net loss of $67 million, improved by 28%

•	Adjusted EBITDA of $610 million, up 5%

•	Adjusted Net Income of $113 million, up 205%

•	First half net cash provided by operating activities of $963 million, compared to $743 million

•	First half net cash used in investing activities of $696 million, compared to $649 million

•	First half net cash provided by financing activities of $705 million, compared to a use of $107 million

•	First half Free Cash Flow before special items of $310 million, compared to $191 million

•	Trailing twelve-month revenue payback improved to 2.4 years from 2.6 years

•	Trailing twelve-month gross customer revenue attrition of 13.6%, an improvement of 50 bps

•	Redeemed Koch Preferred Securities in July

BOCA RATON, FL – August 8, 2018 – ADT Inc. (NYSE: ADT) today reported the results for its second quarter of 2018.

“Our team made great progress delivering across the key operating metrics that drove our financial performance this quarter, including stronger cash flow generation,” stated Tim Whall, ADT’s Chief Executive Officer.  “We also further strengthened our critical role at the center of the connected home while continuing to capitalize on attractive opportunities in the commercial business.  Looking ahead, through our disciplined approach we are positioned to deliver efficient and profitable growth that generates strong cash flow and ultimately attractive returns for our shareholders.”

SECOND QUARTER 2018 RESULTS(1)

Total revenue was $1.13 billion, up 6% year-over-year. Monitoring and related services revenue (“M&S revenue”), which comprised $1.02 billion of total revenue, was up 2% over the same period last year. The growth in M&S revenue was attributable to an increase in monthly recurring revenue, largely driven by higher average prices combined with improvements in gross customer revenue attrition. In addition to M&S revenue, installation and other revenue was up by an additional $48 million from last year, primarily driven by commercial revenues as a result of the successful execution of our commercial growth strategy.

The Company reported a net loss of $67 million, compared to prior year’s net loss of $93 million. The improvement in net loss was due to growth in total revenue, lower interest expense, and higher other income primarily arising from a one-time license arrangement, partially offset by an increase in operating expenses. Diluted earnings per share was $(0.09) versus $(0.14) in the prior year. Diluted earnings per share before special items was $(0.07) versus $(0.11) in the prior year.
Adjusted EBITDA in the second quarter was $610 million, up 5%, or $27 million from the same period in the prior year. Second quarter Adjusted EBITDA growth was a result of higher M&S revenue combined with lower net costs associated with the acquisition of customers.
Adjusted Net Income was $113 million versus $37 million in the same period in the prior year, an increase of $76 million. The improvement in Adjusted Net Income was due to year-over-year growth in Adjusted EBITDA and lower cash interest.
Trailing twelve-month gross customer revenue attrition improved 50 basis points year-over-year, ending at 13.6%. The improvement was due to the Company’s focus on adding new high-quality customers and enhancing customer service levels in its field offices and call centers.
Trailing twelve-month customer revenue payback improved to 2.4 years from 2.6 years in the second quarter of 2017. The improvement was the result of more efficient sales and marketing spend combined with reductions in net installation costs largely driven by higher upfront revenue collection and other actions.
Net cash provided by operating activities for the first half of the year was $963 million, up from $743 million in the same period in the prior year. The increase in operating cash flow was primarily due to year-over-year growth in Adjusted EBITDA, lower cash interest paid, lower fees paid related to transactions with various investors and lenders, as well as the timing of other operating cash receipts and payments. Net cash used in investing activities in the first half of the year was $696 million, compared to $649 million in the same period in the prior year, and primarily consisted of costs associated with the acquisition of customers through the Company’s direct and dealer channels. The first half of 2018 also includes cash paid for acquisitions. Net cash provided by financing activities in the first half of the year was $705 million and consisted primarily of the proceeds from our initial public offering, partially offset by repayments of our long-term borrowings. In the same period in the prior year, net cash used in financing activities was $107 million and consisted of payments of dividends to our equity holders partially offset by the net proceeds from long-term borrowings. Free Cash Flow before special items increased to $310 million from $191 million in the same period in the prior year. The year-over-year improvement in Free Cash Flow before special items was driven by growth in Adjusted EBITDA, lower interest, and improvement in working capital and other.

HIGHLIGHTS

ADT Go: Extending 24/7 Protection Beyond the Home - The Company announced the launch of ADT Go in Q1 during this year’s Consumer Electronics Show in Las Vegas, Nevada. ADT Go now has over
150,000 free downloads and expands protection beyond the home, giving users peace of mind in knowing loved ones are safe regardless of where life takes them. The mobile application allows individuals to stay connected using Family Location Sharing and an Emergency SOS feature. ADT Go also extends safety to the road, with Roadside Assistance, Automatic Crash Detection and Response, and Safe Driving Reports. ADT Go remains free to all users, with certain services expected to convert to a premium paid tier in late 2018.

Acquisitions: Expansion of Commercial Capabilities - In early July, the Company continued to execute on its commercial growth strategy of adding new talent and commercial capabilities by closing the acquisition of Access Systems Integration (“ASI”).  Founded in 2000 and headquartered in Eatontown, NJ, ASI is a regional systems integrator specializing in delivery, installation, and servicing of electronic security systems including enterprise-level access control, video and visitor management solutions, perimeter security, and security operation command centers. The addition represents another strong step toward ADT’s strategy of driving further commercial growth and expansion.

The Company also acquired Secure Designs, Inc. (SDI), extending security solutions beyond the physical premise to help protect small businesses and their digital networks. Based in Greensboro, North Carolina, SDI is an established leader in providing effective, high-value managed internet security services for micro, small and mid-sized businesses. As part of ADT’s cybersecurity offering, the company will implement, monitor, and manage network defense systems, including firewall services and intrusion prevention, protecting small business networks from a diverse and challenging set of global cyber threats.

Koch Redemption - As previously communicated, on July 2, 2018, the Company redeemed the original stated value of $750 million of the Koch Preferred Securities for total consideration of approximately $950 million, which included approximately $200 million related to the payment of the redemption premium, accumulated dividends, and tax reimbursements.

Quarterly Dividend - On August 8, 2018, the Company’s board of directors declared a cash dividend of $0.035 per share to common stockholders of record as of September 18, 2018. This dividend will be paid on October 2, 2018.

2018 FINANCIAL OUTLOOK

The Company is providing the following updated financial guidance for 2018:

(in millions, except attrition data)	2018 Original	2018 Revised
Total Revenue	$4,450 - $4,550	$4,500 - $4,550
Adjusted EBITDA	$2,415 - $2,435	$2,425 - $2,435
Free Cash Flow before special items(2)	$475 - $525	$500 - $525
Gross Customer Revenue Attrition	13.0% - 13.3%	13.0% - 13.3%

The Company is not providing a quantitative reconciliation of our financial outlook for Adjusted EBITDA and Free Cash Flow before special items to net income (loss) and net cash provided by operating activities, which are their corresponding GAAP measures because these GAAP measures that we exclude from our non-GAAP financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as special items discussed below under the heading — Non-GAAP Measures “Adjusted EBITDA” and “Free Cash Flow before special items.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.
____________________________

(1) All reported amounts are on a quarter-to-date basis, unless otherwise noted. All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Free Cash Flow before special items, Adjusted Net Income, and Diluted earnings per share before special items are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures.

(2) Excludes outflows in connection with the redemption of the Koch preferred securities.

Media Inquiries:	Investor Relations:
Jason Shockley - ADT tel: 561.322.7235 jshockley@adt.com	Jason Smith - ADT Sloan Bohlen - Solebury Communications tel: 888.238.8525 investorrelations@adt.com

Conference Call
Management will discuss the Company’s second quarter results during a conference call and webcast today beginning at 5:00 p.m. (ET). The conference call can be accessed as follows:

•	By dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and requesting the ADT Second Quarter 2018 Earnings Conference Call

•	Live webcast accessed through ADT’s website at investor.adt.com.

An audio replay of the conference call will be available from approximately 8:00 pm ET on August 8, 2018 until 11:59 pm ET on August 22, 2018, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode 13681242, or by accessing ADT's website at investor.adt.com. A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website.
From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding our Company is routinely posted on and accessible at http://investors.adt.com.
About ADT Inc.

ADT is a leading provider of security and automation solutions for homes and businesses in the United States and Canada, people on-the-go and their networks. Making security more accessible than ever before, and backed by 24/7 customer support, ADT is committed to providing superior customer service with a focus on speed and quality of responsiveness, helping customers feel safer and empowered. ADT is headquartered in Boca Raton, Florida and employs approximately 17,500 people in the United States and Canada.

NON-GAAP MEASURES
To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Free Cash Flow before special items, Adjusted Net Income, Net Income (Loss) before special items, and diluted earnings per share (“EPS”) before special items. These measures are not financial measures calculated in accordance with GAAP, and should not be considered as a substitute for net income, operating income, or any other measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.
Adjusted EBITDA
We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about certain non-cash items and about unusual items that we do not expect to continue at the same level in the future, as well as other items. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) purchase accounting adjustments under GAAP, (vii) merger, restructuring, integration, and other costs, (viii) financing and consent fees, (ix) foreign currency gains/losses, (x) losses on extinguishment of debt, (xi) radio conversion costs, (xii) management fees and other charges, and (xiii) other non-cash items.
There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest expense, income tax expense, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP. The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of monitoring and related services revenue.
Free Cash Flow
We define Free Cash Flow as cash from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchases of property, plant, and equipment; subscriber system asset additions; and accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from cash from operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is useful measure of our cash available to repay debt, make other investments, and pay dividends.
Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

Free Cash Flow before special items
We define Free Cash Flow before special items as Free Cash Flow adjusted for charges and gains related to (i) acquisitions, (ii) integrations, (iii) restructuring, (iv) impairments, and (v) other income or charges that may mask the operating results or business trends of the Company. As a result, subject to the limitations described below, Free Cash Flow before special items is useful measure of our cash available to repay debt, make other investments, and pay dividends.
Free Cash Flow before special items adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow before special items is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow before special items in combination with the GAAP cash flow numbers.
Adjusted Net Income
Adjusted Net Income is a non-GAAP measure that we present to provide additional information to investors about our operating performance. We define Adjusted Net Income as Adjusted EBITDA less (1) capitalized subscriber acquisition costs, (2) cash taxes, and (3) cash interest paid, including interest on our preferred securities. Given our capital intensive business model, high debt levels, and the fact we are a low cash income tax paying Company due to our significant net operating loss, the Company uses this measure to reflect the cash portion of such adjusted items mentioned above to further evaluate our operational performance. There are material limitations to using Adjusted Net Income. Adjusted Net Income does not take into account certain significant items, including depreciation and amortization, interest expense, income tax expense, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted Net Income in conjunction with net income or loss as calculated in accordance with GAAP.
Net Income (Loss) and Diluted EPS before special items
Net Income (Loss) and Diluted EPS before special items are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Net Income (Loss) before special items is defined as net income (loss) adjusted for (i) share-based compensation expense, (ii) purchase accounting adjustments under GAAP, (iii) merger, restructuring, integration, and other costs, (iv) financing and consent fees, (v) foreign currency gains/losses, (vi) loss on extinguishment of debt, (vii) radio conversion costs, (viii) management fees and other charges, (ix) other non-cash items, and (x) the impact these adjusted items have on the effective tax rate. Diluted EPS before special items is diluted earnings per share adjusted for the items above. The difference between Net Income (Loss) before special items and diluted EPS before special items, and net income (loss) and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. The Company believes that Net Income (Loss) and Diluted EPS both before special items are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease our reported operating income, operating margin, net income or loss, and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character, and impact of any increase or decrease on reported results.

FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current Assets:
Cash and cash equivalents	$344	$123
Restricted cash and cash equivalents	754	4
Accounts receivable trade, net	149	149
Inventories	78	86
Work-in-progress	30	21
Prepaid expenses and other current assets	95	73
Total current assets	1,451	456
Property and equipment, net	319	332
Subscriber system assets, net	2,894	2,893
Intangible assets, net	7,569	7,857
Goodwill	5,076	5,071
Deferred subscriber acquisition costs, net	372	282
Other assets	136	124
Total Assets	$17,816	$17,015

Liabilities and Stockholders' Equity
Current Liabilities:
Current maturities of long-term debt	$48	$48
Current maturities of mandatorily redeemable preferred securities	736	—
Accounts payable	197	188
Deferred revenue	316	309
Accrued expenses and other current liabilities	374	351
Total current liabilities	1,671	896
Long-term debt	9,522	10,121
Mandatorily redeemable preferred securities	—	682
Deferred subscriber acquisition revenue	460	369
Deferred tax liabilities	1,374	1,377
Other liabilities	125	137
Total Liabilities	13,154	13,582
Total Stockholders' Equity	4,662	3,433
Total Liabilities and Stockholders' Equity	$17,816	$17,015
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended		For the Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Monitoring and related services	$1,023	$1,007	$2,040	$2,005
Installation and other	108	61	207	122
Total Revenue	1,131	1,068	2,248	2,127
Cost of revenue (exclusive of depreciation and amortization shown separately below)	246	215	495	434
Selling, general and administrative expenses	323	286	628	639
Depreciation and intangible asset amortization	488	458	972	919
Merger, restructuring, integration, and other costs	—	19	8	40
Operating income	74	90	145	95
Interest expense, net	(174)	(188)	(349)	(369)
Loss on extinguishment of debt	—	(3)	(62)	(4)
Other income	29	9	29	13
Loss before income taxes	(71)	(93)	(236)	(265)
Income tax benefit	5	—	12	32
Net loss	$(67)	$(93)	$(224)	$(234)

Net loss per share:
Basic and Diluted	$(0.09)	$(0.14)	$(0.30)	$(0.36)

Weighted-average number of shares:
Basic and Diluted	750	641	739	641
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Six Months Ended
	June 30, 2018	June 30, 2017
Cash Flows from Operating Activities:
Net loss	$(224)	$(234)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and intangible asset amortization	972	919
Amortization of deferred subscriber acquisition costs	27	22
Amortization of deferred subscriber acquisition revenue	(36)	(19)
Share-based compensation expense	95	5
Deferred income taxes	(10)	(39)
Provision for losses on accounts receivable and inventory	28	29
Loss on extinguishment of debt	62	4
Other non-cash items, net	2	25
Changes in operating assets and liabilities, net of the effects of acquisitions:
Deferred subscriber acquisition costs	(89)	(82)
Deferred subscriber acquisition revenue	128	123
Other, net	7	(10)
Net cash provided by operating activities	963	743
Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(328)	(306)
Subscriber system assets	(281)	(299)
Capital expenditures	(65)	(69)
Acquisition of businesses, net of cash acquired	(36)	—
Other investing	14	25
Net cash used in investing activities	(696)	(649)
Cash Flows from Financing Activities:
Proceeds from initial public offering, net of fees	1,406	—
Proceeds from long-term borrowings	—	1,344
Repayment of long-term borrowings, including call premiums	(674)	(700)
Dividends on common stock	(26)	(750)
Other financing	—	(1)
Net cash provided by (used in) financing activities	705	(107)

Effect of currency translation on cash	(1)	—

Net increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	971	(13)
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period	127	91
Cash and cash equivalents and restricted cash and cash equivalents at end of period	$1,098	$78
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)

Adjusted EBITDA

	For the Quarters Ended		For the Six Months Ended
(in millions)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net loss	$(67)	$(93)	$(224)	$(234)
Interest expense, net	174	188	349	369
Income tax benefit	(5)	—	(12)	(32)
Depreciation and intangible asset amortization	488	458	972	919
Merger, restructuring, integration and other costs	—	19	8	40
Financing and consent fees	—	2	—	64
Foreign currency losses / (gains)	1	(9)	2	(13)
Loss on extinguishment of debt	—	3	62	4
Other non-cash items	—	1	1	14
Radio conversion costs	2	3	3	7
Amortization of deferred subscriber acquisition costs	14	12	27	22
Amortization of deferred subscriber acquisition revenue	(19)	(10)	(36)	(19)
Share-based compensation expense	46	2	95	5
Management fees and other charges	(26)	6	(16)	14
Adjusted EBITDA	$610	$583	$1,230	$1,160

Net loss to total revenue ratio	(5.9)%	(8.7)%	(10.0)%	(11.0)%
Adjusted EBITDA Margin (as percentage of M&S Revenue)	59.7%	57.9%	60.3%	57.9%
Note: amounts may not add due to rounding

Adjusted Net Income

	For the Quarters Ended		For the Six Months Ended
(in millions)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Adjusted EBITDA	$610	$583	$1,230	$1,160
Capitalized SAC	(290)	(286)	(569)	(564)
Cash taxes	(5)	(8)	(3)	(10)
Cash interest	(201)	(251)	(296)	(352)
Adjusted net income	$113	$37	$362	$235
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Free Cash Flow Before Special Items

	For the Quarters Ended		For the Six Months Ended
(in millions)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net cash provided by operating activities	$458	$331	$963	$743
Net cash used in investing activities	(329)	(341)	(696)	(649)
Net cash (used in) provided by financing activities	(43)	(204)	705	(107)

Net cash provided by operating activities	$458	$331	$963	$743
Dealer generated customer accounts and bulk account purchases	(168)	(163)	(328)	(306)
Subscriber system assets	(143)	(147)	(281)	(299)
Capital expenditures	(32)	(36)	(65)	(69)
Free Cash Flow	116	(14)	289	69
Financing and consent fees	—	2	—	64
Restructuring and integration payments	5	13	11	25
Integration related capital expenditures	2	7	6	13
Management fees and other	(1)	6	1	13
Radio conversion costs	2	2	3	7
Free Cash Flow before special items	$123	$17	$310	$191
Note: amounts may not add due to rounding
Net Loss Before Special Items

	For the Quarters Ended		For the Six Months Ended
(in millions)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net loss	$(67)	$(93)	$(224)	$(234)
Merger, restructuring, integration, and other costs	—	19	8	40
Financing and consent fees	—	2	—	64
Foreign currency losses / (gains)	1	(9)	2	(13)
Loss on extinguishment of debt	—	3	62	4
Radio conversion costs	2	3	3	7
Share-based compensation expense	46	2	95	5
Other(1)	(27)	10	(24)	30
Tax adjustments(2)	(5)	(11)	3	(29)
Net loss before special items	$(50)	$(74)	$(75)	$(126)
Note: amounts may not add due to rounding
_______________________
(1) 2018 primarily includes income from one-time licensing fees and gains on our strategic investments. 2017 primarily includes management fees and other, and charges associated with our strategic investments.
(2) Represents tax impact on special items. Additionally, for the six months ended June 30, 2018, includes a one-time non-deductible tax impact on share-based compensation expense related to the Class B Units in Ultimate Parent.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Diluted EPS Before Special Items

	For the Quarters Ended		For the Six Months Ended
(in millions, except per share data)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Diluted EPS (GAAP)	$(0.09)	$(0.14)	$(0.30)	$(0.36)
Impact of special items	0.03	0.05	0.20	0.21
Impact of tax adjustments	(0.01)	(0.02)	—	(0.05)
Diluted EPS before special items	$(0.07)	$(0.11)	$(0.10)	$(0.20)

Diluted weighted-average number of shares outstanding	750	641	739	641
Note: amounts may not add due to rounding